Exhibit 10.27

AGREEMENT OF SALE

THIS AGREEMENT made this 17th day of July, 2014, (the "Effective Date") between Centennial Plaza 555, LLC, a Delaware limited liability company, with an office at c/o Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 10018 (hereinafter, "Seller"), and American Realty Capital IV, LLC, a Delaware limited liability company, with an office at 405 Park Avenue, 15th Floor, New York , New York 10022 (American Realty Capital IV, LLC or its permitted assignee pursuant to Section 9 below, hereinafter referred to as, "Buyer").

WHEREAS, Seller owns a shopping center located in Oklahoma City, Oklahoma, commonly known as "Centennial Plaza" (the "Shopping Center"), and Seller wishes to sell and Buyer wishes to buy the Shopping Center;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.            DEFINITIONS. The following expressions shall have the meanings set forth below:

1.1           "Real Estate" means the land described on Exhibit 1 and all of the buildings and other improvements constructed thereon.

1.2           "Space Lease(s)" means all lease(s), license(s), concessions or other occupancy or use agreements (other than subleases, licenses or concession agreements made by Space Lease tenants except to the extent of Seller's interest, if any), including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate. All existing Space Leases as of the date hereof are listed on attached Exhibit 2.

1.3           "Property" means collectively all of Seller's rights and interests in the Real Estate, the Space Leases and the other assets described in Article 2 hereof.

1.4           "Closing Date" means the date on which Closing occurs. "Closing" means the event whereby title to the Property is actually conveyed by Seller to Buyer.

1.5           "Service Contracts" means all written agreements pursuant to which goods, services or supplies are furnished on a recurring basis for the operation of the Real Estate. A list of such Service Contracts is attached as Exhibit 3.

1.6           "Escrow Agent" means First American Title Insurance Company.

1.7           "Due Diligence Period" means a period of time commencing on Buyer's receipt of all the Property Information, as defined in Article 1.14 hereof, and expiring at 5:00 P.M., central standard time, upon the date which is thirty (30) days after Buyer acknowledges receipt of same using the form attached as Exhibit 9.

1.8           "Permitted Exceptions" means those certain title exceptions as defined in Section 6 hereof.

1.9           "Personal Property" means all personal property and equipment (if any) owned by Seller and located on the Real Estate.

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1.10         The "Deposit" shall consist of the amount of One Million and 00/100ths Dollars ($1,000,000.00) plus all interest earned thereon.

1.11         "Intangibles" means all trademarks, service marks, trade names, names and logos used in connection with the advertising and promotion of the Property or otherwise relating to the Property, including, without limitation in any way, the name or trade name "Centennial Plaza" or any variations thereof, together with all good will of the business connected with the use of and symbolized by such trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Property and any copyrights, trade secrets, intellectual property, assignable warranties and guarantees and other intangible property relating to the Property.

1.12         "Effective Date" means the date on which this Agreement has been duly executed by both Buyer and Seller and a fully executed counterpart has been received by Buyer; such date shall be inserted (by the last of Buyer or Seller to execute this Agreement) in the preamble of this Agreement.

1.13         "Title Company" means Escrow Agent.

1.14         "Property Information" means all of the materials to be delivered by Seller to Buyer described on Exhibit 8 attached hereto in Seller's possession or under Seller's control. Seller shall deliver Property Information to Buyer within ten (10) days of the Effective Date.

2.            SALE AND PURCHASE. In accordance with the provisions of this Agreement, Seller agrees to sell, convey, assign and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, subject to the Permitted Exceptions and Space Leases, all of Seller's right, title and interest in and to: (a) the Real Estate; (b) the Space Leases; (c) any Personal Property; (d) any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Estate; (e) any strips or gores adjoining the Real Estate; (f) all appurtenances, hereditaments and tenements appertaining to the Real Estate; (g) the Service Contracts (not including any management and/or leasing agreement); (h) the Intangibles; and (i) all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Estate.

3.            PURCHASE PRICE. The "Purchase Price" for the Property shall be Twenty-Seven Million Six Hundred Thousand and 00/100ths Dollars ($27,600,000.00), and shall be paid as follows:

A.            (i)          Not later than two (2) business days after the full execution of this Agreement, Buyer shall deposit the Deposit with Escrow Agent. The Deposit shall be in good funds, either by bank check to the order of Escrow Agent or wire transfer of federal funds for immediate credit.

(ii)         The Deposit shall be invested by Escrow Agent in a sound financial institution's money market fund or account which pays interest or dividends, in Escrow Agent's name separate from its personal and business accounts. All investment decisions shall be made by Buyer. If no Closing occurs, all interest or dividends earned shall be paid to the party entitled to the escrowed proceeds, which party shall pay all income taxes thereon. The parties shall furnish Escrow Agent with their respective tax identification numbers. At Closing, Escrow Agent shall pay the Deposit (together with all interest earned thereon) to Seller; and the Deposit (including all interest earned thereon) shall be a credit against the Purchase Price. All escrow fees, if any, charged by Escrow Agent shall be equally shared by Seller and Buyer. Escrow Agent shall hold the Deposit as set forth above unless either Seller or Buyer makes a written demand upon Escrow Agent for the Deposit accompanied by a certificate signed by an authorized representative of the party making the demand stating sufficient facts to show that said party is entitled to receive the Deposit pursuant to the terms of this Agreement. Upon receipt of such demand, Escrow Agent shall give three (3) days written notice to the other party of such demand and of Escrow Agent's intention to remit the Deposit to the party making the demand on the stated date, together with a copy of the affidavit. If Escrow Agent does not receive a written objection before the proposed date for remitting the Deposit, Escrow Agent is hereby authorized to so remit. If, however, Escrow Agent actually receives written objection from the other party before the proposed date on which the Deposit is to be remitted, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from Seller and Buyer or until a final judgment of an appropriate court. In the event of a dispute, Escrow Agent may place the Deposit with an appropriate court and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Deposit. The parties acknowledge that Escrow Agent is acting as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or in willful or negligent disregard of this Agreement. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the faithful performance of Escrow Agent's duties hereunder. Escrow Agent acknowledges agreement to the provisions of this Agreement applicable to it by signing on the signature page of this Agreement.

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B.           At Closing, and subject to the terms and provisions of this Agreement, Buyer shall pay Seller, after deducting the Deposit, the balance of the Purchase Price by wire transfer of immediately available federal funds. Seller shall furnish Buyer with wire transfer instructions prior to Closing.

C.           In the event Buyer fails to pay the Deposit as and when required herein, or if paid by check, such check fails to be collected in the ordinary course of business, Seller shall have the right by written notice to Buyer to terminate this Agreement.

D.           In connection with any Personal Property included in the sale, the parties agree that no part of the Purchase Price shall be deemed to have been paid by Buyer on account thereof.

4.            CONDITIONS PRIOR TO CLOSING; DUE DILIGENCE PERIOD.

4.1           Buyer shall at Closing accept the Property in AS IS physical condition as exists on the date hereof, subject to reasonable wear and tear between the date hereof and the Closing Date. Buyer acknowledges that Buyer will have the Due Diligence Period to inspect the Shopping Center or cause an inspection thereof to be made on Buyer's behalf and it is understood and agreed that neither Seller nor any person acting or purporting to act for Seller has made or now makes any representation as to the physical condition (latent or patent or otherwise), income, expense, operation, legality of current rents, or any other matter or thing affecting or relating to the Shopping Center except as herein specifically set forth. Buyer hereby expressly acknowledges that no such representations have been made and Buyer further agrees to take the Shopping Center "as is" as of the date hereof and subject to normal use, wear, tear, and deterioration between now and Closing. Buyer agrees that Seller is not liable or bound in any manner by any financial or written statements, representations, real estate brokers' "set-ups", or information pertaining to the Shopping Center furnished by any real estate broker, agent, employee, trustee, servant or other person, unless the same are specifically set forth herein. It is understood and agreed that all understandings and agreements heretofore had between the parties are hereby merged in this Agreement which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying upon any statement or representation made by the other not embodied in this Agreement.

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4.2           On and after the date hereof, Buyer shall have access to the Property for the purpose of making engineering, survey or non-intrusive inspections and independent investigations (including, without limitation an environmental Phase I site analysis). Should Seller receive new or updated Property Information regarding the Property after the date first written above and prior to Closing, Seller will promptly notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer. Notwithstanding the foregoing, Buyer shall have no right to, and hereby covenants and agrees that it will not, meet with any Space Lease tenants on the Real Estate unless Buyer has given not less than forty-eight (48) hours prior written notice of its intention to meet with such tenant regarding the Property or the Space Lease (which such notice may be delivered by electronic mail) and Buyer has given Seller an opportunity to be present at such meeting (however, the unavailability of a representative of Seller will not delay or prevent an inspection by Buyer). Buyer agrees to defend, indemnify and hold Seller harmless from any personal injury or property damage or other damage, loss or liability caused by the negligence or willful misconduct of Buyer in doing any testing, inspections or survey, or in the event of a violation by Buyer of its covenants under the preceding sentence; and such obligation shall survive the Closing or sooner termination of this Agreement; provided, however, such agreement to defend, indemnify and hold Seller harmless shall not apply to the negligence or willful misconduct of Seller or its agents, employees or contractors. Buyer, its agents, representatives and contractors, shall enter the Real Estate at their own risk and acknowledge that Seller has not and will not take any steps to secure the Real Estate or any conditions thereon and Buyer will so advise any person entering the Real Estate on its behalf. Buyer waives and releases any claims by and on behalf of itself, its agents, representatives and contractors regarding any injury sustained while on the Real Estate, excepting claims for the negligence or willful misconduct of Seller and/or its agents, employees or contractors. If this Agreement is canceled for any reason, except Seller's willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer's cost thereof, copies of those non-confidential, non-proprietary third party prepared investigations, studies and/or tests which Buyer may have elected to obtain.

4.3           (a)          Buyer shall have the Due Diligence Period within which to inspect and examine the Real Estate, the Space Leases and the Service Contracts. In addition to the information delivered by Seller to Buyer prior to the Effective Date, Seller shall deliver to Buyer (either by physical delivery or by posting on a website to which Buyer has access) during the term of this Agreement such other documents or materials regarding the ownership, construction, or operation of the Property which are in the possession or control of Seller or its agents as Buyer shall reasonably request provided that in no event shall Seller be obligated to deliver or make available to Buyer any of Seller's internal memoranda or attorney client privileged materials with respect to the Property.

(b)          Prior to the end of the Due Diligence Period, Buyer shall have the right by giving written notice to Seller and Escrow Agent to cancel and terminate this Agreement for any reason, or no reason at all, without liability except as set forth in Sections 4.2 and 15.7. Upon receipt of such notice prior to the end of the Due Diligence Period, Escrow Agent shall deliver the Deposit to Buyer. In the event Buyer fails to give such notice prior to the expiration of the Due Diligence Period, Buyer's right to cancel this Agreement pursuant to this Section 4 shall lapse.

4.4           In addition to all other conditions precedent set forth in this Agreement, Buyer's obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a)          the issuance of an owner's policy (the "Owner's Policy") of title insurance (or a written commitment therefor) subject only to the Permitted Exceptions in form and content as set forth in Section 6 below;

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(b)          the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics' lien exception from the Owner's Policy;

(c)          Seller shall diligently and in good faith endeavor to obtain and deposit with Buyer not later than five (5) days prior to the Closing Date of (i) original, fully executed estoppel certificates (the "Estoppel Certificates") from each of the tenants under Space Leases in a form that is either (A) required by the Space Lease in question or, (B) if no form is so required, then in a form reasonably acceptable to Buyer, and, in each case, dated not more than forty-five (45) days prior to Closing (provided, however, Estoppel Certificates dated more than forty-five (45) days prior to Closing due to Buyer exercising its extension option pursuant to Section 11.1 of this Agreement shall not be deemed "stale") and naming Buyer (or its designee) and such lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof ("Lender") as addressees and (x) verifying the basic facts of the applicable Space Lease (term, rental, expiration date, options, if any exist), (y) confirming that there are no defaults by the landlord under the applicable Space Lease, no unperformed or "punchlist" construction items and no unpaid tenant improvement allowances or leasing commissions, and (z) if tenant's obligations under the applicable Space Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s) and (ii) an original, fully executed estoppel certificate executed by all other parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions which Buyer identifies as an "REA" in Buyer's Title Notice ("REAs") and addressed or certified to Buyer (or its designee and any Lender of which Buyer provides written notice to Seller pursuant to the terms hereof) stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full (each, an "REA Estoppel"). Estoppel Certificates that (1) are dated not more than the number of days prior to the Closing Date permitted pursuant to the immediately preceding sentence, (2) have all blanks completed or marked not applicable, as appropriate, (3) have all exhibits completed and attached, as applicable, (4) do not indicate (x) any material discrepancy from the Property Information, (y) any lease amendment or assignment that was not previously provided by Seller to Buyer as part of the Property Information received at the commencement of the Due Diligence Period and which is not reasonably acceptable to Buyer, or (z) any material and adverse claim or landlord default, and (5) if the Tenant's obligations under the applicable lease have been guaranteed by another person or entity, also cover such guaranty and are also signed by the guarantor(s) (items (1)-(5) being collectively referred to herein as, the "Estoppel Requirements") are herein referred to as the "Tenant Executed Estoppel Certificates". In the event that Seller shall not have obtained Tenant Executed Estoppel Certificates from Home Depot, Gordmans, Best Buy and Guitar Center (collectively, the "Required Tenant Executed Estoppel Certificates") at the Closing, Buyer shall have the rights set forth in the paragraph following condition (f) below. Seller agrees to forward any Tenant Executed Estoppel Certificates received by Seller from a tenant to Buyer within three (3) business days after Seller's receipt of same;

(d)          there has been no "Insolvency Event" with respect to any tenant under the Space Leases. As used in this subsection (j), an "Insolvency Event" shall have occurred if the tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the "Bankruptcy Code"), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an "Action"), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(e)          Intentionally Deleted.

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(f)          delivery to Buyer of evidence that any existing management agreement and/or leasing agreement entered into by Seller with respect to the Property has been terminated.

If the foregoing conditions (a) through (f) have not been satisfied by the specified date or the Closing Date, as the case may be, then Seller shall not be in default except as provided in this Section 4.4, and Buyer shall have the right, by giving written notice to Seller and Escrow Agent, to (i) cancel and terminate this Agreement without liability except as set forth in Sections 4.2 and 15.7 or (ii) to waive said conditions and proceed with Closing or (iii) extend such scheduled Closing Date for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy conditions (a), (b), (d) and (e) up to a maximum period of fifteen (15) days; provided, however, either party may elect, by giving written notice to the other party and Escrow Agent, to extend such scheduled Closing Date to allow Seller to obtain the Required Tenant Executed Estoppel Certificates as provided in the foregoing condition (c) up to a maximum period of thirty (30) days. Estoppel Certificates shall be dated not more than forty-five (45) days prior to Closing (provided, however, Estoppel Certificates dated more than forty-five (45) days prior to Closing due to Buyer exercising its extension option pursuant to Section 11.1 of this Agreement shall not be deemed "stale"). If Buyer elects to give written termination notice as set forth above, Buyer shall do so not later than three (3) days after the aforesaid specified date or the Closing Date (as may be extended as provided above), as the case may be; otherwise, Buyer's right to so terminate shall lapse, cease and expire. Upon receipt of such written notice to terminate, Escrow Agent shall deliver the Deposit to Buyer.

Notwithstanding the foregoing paragraph, Buyer and Seller agree that the following shall be a default or breach under this Agreement and the terms and conditions set forth in Section 14.2 shall apply:

(i)           with respect to (a) above, Seller's willful action, inaction or refusal resulting in a condition in which Seller has not satisfied the requirements for the issuance of the Owner's Policy as may be necessary or commercially reasonable for the Title Company to issue the Owner's Policy;

(ii)          with respect to (b) above, Seller's failure or refusal to deliver the affidavit of Seller in substantially the form attached hereto as Exhibit 6;

(iii)         with respect to (c) above, Seller's willful action, inaction or failure or refusal to make commercially reasonable efforts to obtain any of the Estoppel Certificates or REA Estoppels; provided, however, Seller shall not be obligated to expend any funds (other than any processing fees or charges set forth in the applicable Space Lease or REA), incur any additional liability or make any concessions under the applicable Space Lease or REA for the purpose of obtaining any Estoppel Certificate or REA Estoppel; or

(iv)         with respect to (f) above, Seller's failure to deliver evidence of the required termination.

5.            ADJUSTMENTS AND PRORATIONS.

5.1           Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the Closing Date. At Closing, all items of income and expense with respect to the Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

5.1.1           Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or services used up to the Closing Date, and Seller shall pay the resultant bills. In the event any of the Service Contracts set forth in Exhibit 3 cover periods beyond the Closing Date the same shall be prorated on a per diem basis; provided, however, there shall be no apportionment of any fees or charges under any management and/or leasing agreement for the Property, any such agreement(s) to be terminated by Seller as of the Closing by Seller at Seller's sole cost and expense. Seller shall provide to Buyer copies of the bills related to any amounts being prorated under the terms of the prior sentence.

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5.1.2       Real estate taxes, general, special and/or betterment assessments and personal property taxes (collectively "Taxes") shall be prorated for those Taxes which are due and payable during the calendar or other fiscal tax year in which the Closing Date occurs.  In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of taxes for the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount of such taxes. Notwithstanding anything herein to the contrary, Seller shall be liable for payment of the full amount of any and all roll-back taxes, if any, owed with respect to the Property.

5.1.3       Rentals and other payments (other than "percentage rent" and common area maintenance charges which are dealt with in Section 5.1.4 and Section 5.1.6) which are payable pursuant to Space Leases shall be prorated on a per diem basis as and when collected (subject to the provisions of Section 5.3). Buyer shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the Closing Date, but shall be required to turn over Seller's share of the same within ten (10) days if, as and when received by Buyer after the Closing; this provision shall survive Closing.

5.1.4       Percentage rent, if any, payable under each Space Lease shall be prorated with respect to the lease year thereunder in which Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Buyer including any percentage rent which is delinquent and pertaining to (i) an entire lease year or accounting period of a tenant under a Space Lease which ends on a date prior to the Closing Date, or (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the Closing Date where such lease year or accounting period begins prior to the Closing Date and ends thereafter shall in both cases be paid to Seller within ten (10) days of receipt by Buyer; and if any tenant's Space Lease provides for offsets or deductions against percentage rent, then such offsets or deductions shall be prorated in the same manner as the percentage rent itself is prorated. This provision shall survive Closing. Any percentage rent received by Seller which is to be paid to Buyer under this Section 5 shall be paid to Buyer within ten (10) days of receipt by Seller.

5.1.5      Gas, water, electricity, heat, fuel, sewer and other utilities charges to which Section 5.1.1 cannot be applied, and the governmental licenses, permits and inspection fees and operating expenses relating to the Shopping Center, shall be prorated on a per diem basis.

5.1.6       Common area maintenance expenses and charges shall be prorated. Seller shall be responsible for all common area expenses and charges incurred prior to the Closing Date, and Buyer shall be responsible for the same on and subsequent to the Closing Date. All common area expense payments made by each tenant and such charges paid under its Space Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Buyer in the following manner: Not later than three (3) days prior to Closing, Seller shall deliver to Buyer, with regard to each Shopping Center tenant required to pay common area charges, Taxes and similar expenses ("CAM Charges") under its Space Lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant's then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM estimated payments or charges collected by Seller relating to such tenant (hereinafter "CAM Estimates"), and a bill for the tenant's pro rata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM Estimates held by Seller), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant's Space Lease. Upon approval by Buyer, Buyer and Seller shall instruct Escrow Agent to send any such bills to tenants promptly following Closing, in which event such tenant shall pay any amount shown due directly to Seller, and except as otherwise stated in Section 5.3.3 below Buyer shall have no responsibility to collect same. However, if any tenant rightfully refuses to pay such bill for CAM Charges due through the Closing Date, then Buyer shall resubmit such bill to any such tenant at the same time as Buyer next submits Buyer's own bill to any such tenant; and any payment thereafter made by any such tenant on account of CAM Charges shall belong to and be forwarded within ten (10) days of its receipt to Seller until Seller's bill is paid in full, provided, however, such amounts shall be applied first to any amounts due and owing to Buyer for any such CAM Charges for the period in which Buyer owns the Property and then to any delinquent CAM Charges due Seller for the period through the Closing Date.

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Any CAM Estimates for any tenant shall be retained by Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and Buyer shall receive a credit for any excess CAM Estimates collected by Seller.

5.1.7       All unpaid tenant improvement costs or allowances, free rent periods or rental abatements, concessions and other inducements and all brokerage commissions and referral fees relating to the Space Leases shall be the obligation of Seller.

(a) The parties acknowledge that the Space Lease for Natural Spa (the "Natural Spa Lease") contains a tenant allowance in the amount of Nine Thousand Two Hundred Fifty and 00/100ths Dollars ($9,250.00). If any of such amounts shall remain unpaid on Closing Date, Seller shall deposit the foregoing sums into an escrow account with Escrow Agent at Closing and then Escrow Agent shall disburse such amounts upon the joint direction of Seller and Buyer when and to the extent that the tenant under the Natural Spa Lease ("Natural Spa") has satisfied the conditions for receipt of any portion of the tenant allowance under the Natural Spa Lease ("Natural Spa Disbursement Conditions"). If the Natural Spa Disbursement Conditions have not been satisfied by Natural Spa as to any remaining portion of the tenant improvement allowance on or before July 30, 2015, and Natural Spa has not made a request or asserted a claim for the payment by the landlord under the Natural Spa Lease of any portion of such allowance that remains unpaid, such remaining portions of tenant improvement allowance shall be disbursed by Escrow Agent to Seller. In the event that, as of July 30, 2015, Natural Spa has made a request or asserted a claim for Landlord's payment of any portion of the foregoing tenant allowance that remains unpaid, such remaining portions of tenant improvement allowance shall continue to be held by Escrow Agent to be disbursed upon the joint direction of Seller and Buyer as provided above.

(b) The parties acknowledge that the Space Lease for The Nail Spa (the "Nail Spa Lease") contains a tenant improvement allowance in the amount of Twenty-Five Thousand and 00/100ths Dollars ($25,000.00) in connection the expansion of space by The Nail Spa under the Second Amendment to Lease dated February 19, 2014 (the "Nail Spa Amendment"). If any of such amounts shall remain unpaid on Closing Date, Seller shall deposit the foregoing sums into an escrow account with Escrow Agent at Closing and then Escrow Agent shall disburse such amounts upon the joint direction of Seller and Buyer when and to the extent that the tenant under the Natural Spa Lease ("Nail Spa") has satisfied the conditions for receipt of any portion of the tenant allowance under the Nail Spa Lease ("Nail Spa Disbursement Conditions"). If the Nail Spa Disbursement Conditions have not been satisfied by Nail Spa as to any remaining portion of the tenant improvement allowance on or before July 30, 2015, and Nail Spa has not made a request or asserted a claim for the payment by the landlord under the Nail Spa Lease of any portion of such allowance that remains unpaid, such remaining portions of tenant improvement allowance shall be disbursed by Escrow Agent to Seller. In the event that, as of July 30, 2015, Nail Spa has made a request or asserted a claim for Landlord's payment of any portion of the foregoing tenant allowance that remains unpaid, such remaining portions of tenant improvement allowance shall continue to be held by Escrow Agent to be disbursed upon the joint direction of Seller and Buyer as provided above.

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(c)   Seller has contracted with Michael V Construction ("Contractor") to perform parking lot light replacement at the Shopping Center in the amount of Forty-Seven Thousand Five Hundred Twenty and 00/100ths Dollars ($47,520.00)(the "MV Contract"). Pursuant to the terms of the MV Contract, the work under the MV Contract is scheduled to be completed on or before August 15, 2014. Seller cause Contractor to perform its obligations as and when required under the MV Contract, and in any event as soon as is reasonably practicable under the terms of the MV Contract, and without the existence of any liens relating the work by Contractor. In the event such work is not completed by the Closing Date, Seller shall deposit the foregoing amount into an escrow account with Escrow Agent at Closing and then have such amount disbursed upon the joint direction of Seller and Buyer when and to the extent that such work has been completed in accordance with the terms and conditions of the MV Contract ("MV Contract Disbursement Conditions"). In the event that the work under the MV Contract has not been completed by August 15, 2014, Buyer shall be entitled to cause all remaining work under MV Contract to be completed, and Escrow Agent shall disburse to Buyer the costs of such work within ten (10) days after Buyer delivers to Escrow Agent and Seller written evidence of Buyer's completion of such work, along with copies of invoices therefor, and in such event, Seller shall indemnify, defend and hold Buyer harmless from and against any and all losses, costs, expenses, claims and/or damages suffered by Buyer arising out of claims asserted by Contractor under the MV Contract due to Seller's failure to pay sums owed under the MV Contract. If the MV Contract Disbursement Conditions as to any portion of the amounts owed to Contractor have not been satisfied by Contractor on or before July 30, 2015, and Contractor has not made a request or asserted a claim for the payment by the owner under the MV Contract, such remaining portions of the escrowed amount for the MV Contract shall be disbursed by Escrow Agent to Seller. In the event that, as of July 30, 2015, Contractor has made a request or asserted a claim for Landlord's payment of any portion of the foregoing escrowed amount that remains unpaid, such remaining portions of escrowed amount for the MV Contract shall continue to be held by Escrow Agent to be disbursed upon the joint direction of Seller and Buyer as provided above.

5.1.8      All prepaid rentals, other prepaid payments (other than monthly real estate tax or CAM estimates or installments), security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including any accrued interest required under any Space Lease on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Space Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at Closing, whereupon Seller shall be released from all liability with respect thereto. At Seller's option, Buyer shall receive a cash credit in the amount of all Security Deposits to be delivered to Buyer at Closing, and Seller may retain same.

5.1.9       Buyer shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller prior to or following the Closing and none of the foregoing shall be prorated.

5.2           All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller and approved by Buyer. In the event any prorations, apportionments or computation shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the one from who it is entitled to such adjustment within three hundred sixty-five (365) days after the erroneous payment or computation was made; this provision shall survive Closing.

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5.3           All accounts receivable flowing from the Property shall be treated as follows:

5.3.1       Buyer and Seller agree to treat all base or minimum rental payments received from a tenant as applicable to base or minimum rent which was owed by that tenant, if any, first for the month prior to the month in which Closing occurs and next for the month in which Closing occurs until the base or minimum rental amount due to Seller for such periods have been collected. In the event that there remains any unpaid base or minimum rent for a period prior to such periods, all payments of base or minimum rent received from such tenant shall be applied to sums owed Buyer before any part thereof shall be treated as belonging to Seller. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to Closing, all payments received from any tenant in arrears (whether base or minimum rent or any other amount) shall be applied to any such sums owed Seller from such tenant before any part thereof shall be treated as belonging to Buyer.

5.3.2       In the event that any tenant of Seller or Buyer shall hereafter apply or shall have heretofore applied for relief under the provisions of any bankruptcy or similar laws for the protection of debtors, the provisions of Section 5.3.1 shall not apply, and the parties shall have the right to seek collection of their respective accounts, their entitlements being determined by the Closing and the other provisions of this Agreement. Neither party shall have the right to enter into any transactions that purport to compromise claims belonging to the other, without the other party's prior written consent.

5.3.3       If at the Closing Date any tenants owe Seller any money, Seller shall have the right, subsequent to the Closing, to collect such sums directly from the tenants including bringing lawsuits against the tenants (at Seller's sole expense) for such collection; provided, however, Seller agrees that any such legal action or collection shall not include any disturbance of the possession, use or occupancy of the tenants or any right to evict the tenants, whether pursuant to the lease provisions or otherwise. Seller shall notify Buyer in writing at least 5 days prior to Closing Date of any such amounts due from any tenant and Buyer shall have the right by giving written notice to Seller and Escrow Agent to either (a) extend such scheduled Closing Date for a period of fifteen (15) days to permit Seller the opportunity to resolve any claim of amounts due and owing by any tenant or (b) waive any objection to Seller's claim of amounts due and owing Seller by such tenant whereupon the transaction shall close on the scheduled Closing Date and Seller shall have the right to pursue such monetary claim as set forth in this paragraph.

5.4           The provisions of this Article 5 will survive Closing.

6.            TITLE AND SURVEY.

6.1           Seller shall convey and Buyer shall accept a title such as a reputable title insurance company licensed to do business in the State wherein the Shopping Center is located will be willing to approve and insure subject only to Permitted Exceptions as provided for in this Agreement. Buyer acknowledges that it has heretofore received copies of Seller's existing title insurance policy for the Real Estate (the "Existing Title Policy"). Promptly following the execution of this Agreement, Buyer shall obtain (at its expense) a survey ("Survey"), which Survey shall be certified to Seller and Buyer and such other parties as Buyer may require. Buyer shall promptly furnish Seller with a copy of such Survey upon receipt thereof. Promptly following the execution of this Agreement, Buyer shall also obtain a title insurance commitment (the "Title Commitment") from the Title Company; and the Title Company shall promptly furnish Seller with true accurate and complete copies thereof (including true, accurate and complete copies of all underlying title exception documents referenced therein). The cost of the Title Commitment shall be shared equally between Buyer and Seller. Not later than the expiration of the Due Diligence Period, Buyer shall give Seller written notice ("Buyer's Title Notice") of any title exception matters which are contained in the Title Commitment or Survey to which Buyer objects. Buyer's Title Notice shall also identify REAs, if any, as to which Buyer requires as REA Estoppel. Failure by Buyer to give Buyer's Title Notice (or to object to any matter referenced in the Title Commitment or Survey) to Seller on or before said date shall constitute Buyer's final and irrevocable approval of the condition of title (and to any such unobjected to matter) in and to the Real Estate. If Buyer's Title Notice shall be timely given Seller shall notify Buyer in writing within five (5) days after receiving Buyer's Title Notice, if Seller does not intend to remove (or cause the Title Company to endorse over, to Buyer's satisfaction) or otherwise cure any matter set forth in Buyer's Title Notice. Seller's lack of a response shall be deemed as Seller's refusal to remove or otherwise cure the matter or matters set forth in Buyer's Title Notice prior to the Closing, it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such removal, correction, cure or satisfaction. In the event that Seller elects not to attempt to remove, correct, cure or satisfy the matters raised in Buyer's Title Notice (hereinafter called "Title Correction"), Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall thereafter have any further liability hereunder, except as set forth in Sections 4.2 and 15.7, or (b) to accept such title as is disclosed by the Title Commitment and Survey without title correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within five (5) days following Buyer's receipt of written notification by Seller that Seller has elected not to effectuate (or is deemed to have elected not to effectuate) any such Title Correction.

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In the event either the Title Commitment or Survey is amended to include new exceptions or other matters that are not set forth in a prior Title Commitment or Survey (as applicable), Buyer shall have until the later of (i) the expiration of the Due Diligence Period, or (ii) the date that is five (5) days after Buyer's receipt of the amended Title Commitment or Survey (as applicable) and copies of the documents identified in the new exceptions or new requirements, within which to cancel this Agreement and receive a refund of the Deposit or to provisionally accept the title subject to Seller's agreement to cause the removal of or otherwise cure the Title Correction matter given to Seller in a supplemental Buyer's Title Notice with respect to any such new Title Commitment or Survey matter. If supplemental Buyer's Title Notice shall be timely given Seller shall notify Buyer in writing within five (5) days after receiving such Buyer's Title Notice, if Seller does not intend to remove (or cause the Title Company to endorse over, to Buyer's satisfaction) or otherwise cure any matter set forth in Buyer's Title Notice. Seller's lack of a response shall be deemed as Seller's refusal to effectuate any such Title Correction, it being nevertheless agreed that Seller shall have no obligation to undertake any action or to incur any expense in order to effectuate any such Title Correction. In the event that Seller elects not to attempt to effectuate the Title Correction, Buyer shall have the right at its sole option either (a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall thereafter have any further liability hereunder, except as set forth in Sections 4.2 and 15.7, or (b) to accept such title as is disclosed by the Title Commitment and Survey without Title Correction and without any reduction to the Purchase Price, thereby waiving any rights against Seller with respect thereto. Said election shall be made by Buyer within five (5) days following Buyer's receipt of written notification by Seller that Seller has elected not to effectuate (or is deemed to have elected not to effectuate) any such Title Correction.

If Seller agrees to effectuate any such Title Correction as described in this Section 6.1 but fails or is unable to do so by the scheduled Closing Date, Buyer shall, within five (5) days after said scheduled Closing Date, notify Seller and Escrow Agent in writing of Buyer's election to either (i) declare Seller to be in breach under this Agreement under the terms and conditions set forth in 14.2, or (ii) waive such applicable Title Correction matter whereupon the transaction shall close five (5) days after Buyer notifies Seller of such election. If written notice of such election is not timely given by Buyer pursuant to the foregoing sentence, then Buyer shall be deemed to have elected to declare Seller to be in breach of this Agreement as set forth in such sentence.

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"Permitted Exceptions" shall mean (i) all title matters and exceptions set forth in the Title Commitment and any update or revision to the Title Commitment which are not subject to any Title Correction or which are otherwise accepted or waived by Buyer or deemed accepted or waived by Buyer and (ii) all Survey matters and issues disclosed by the Survey or by any update or revision to the Survey which are not subject to any Title Correction or which are otherwise accepted or waived by Buyer or deemed accepted or waived by Buyer; and (iii) the tenant Space Leases.

Notwithstanding anything to the contrary hereinabove provided, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise cause the Title Company to insure over all mechanics' and contractors' liens which encumber the Real Estate as of the date of Closing and which have been placed on the Real Estate in connection with work authorized by Seller, (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Real Estate or the Personal Property, and (iii) cause to be released all loan security documents which encumber Seller's interest in the Property, and in no event shall any such matters be deemed to be Permitted Exceptions.

6.2           If at the Closing Date there may be any liens or encumbrances which render title unmarketable and are not Permitted Exceptions hereunder, and which Seller is obligated or desires to pay and discharge, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the cost of recording or filing said instruments; or provided that Seller has made arrangements with the title company in advance of Closing, Seller will deposit with said company sufficient monies, acceptable to and required by it to insure obtaining and the recording of such satisfactions and the issuance of title insurance to Buyer either free of any such liens and encumbrances, or with insurance against enforcement of same out of the insured premises. Buyer, if request is made within a reasonable time prior to the Closing, agrees to provide at the Closing separate certified checks as requested, aggregating the amount of the balance of the Purchase Price, to facilitate the satisfaction of any such liens and encumbrances. The existence of any such liens and encumbrances shall not be deemed objections to title, if Seller shall comply with the foregoing requirements. Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, shall be deducted from the Purchase Price to be paid hereunder and allowed to Buyer, subject to the provisions for apportionment of taxes, water charges and sewer rents contained herein. Unpaid franchise tax of any corporation in the chain of title, or estate, income or other taxes which may be liens against the Property as of the Closing Date shall not be an objection to title, provided the title company agrees to insure against the collection of said taxes from the Property and in such event if required by the title company, Seller agrees to deposit at Closing with the title company an amount deemed reasonable by it to secure the payment of such unpaid franchise tax, or other tax.

6.3           Subject to the third paragraph of Section 6.1, in the event that Seller is unable to convey title in accordance with the terms of this Agreement, the sole responsibility of Seller will be to refund (or cause to be refunded by the Escrow Agent) to Buyer the Deposit; upon the making of such refund, this Agreement shall be deemed canceled, neither party shall have any further claim against the other by reason of this Agreement, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7.

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6.4           All costs of obtaining the standard policy of title insurance (without endorsements) shall be paid by Seller. Buyer shall pay the cost of any endorsements it requires to its title policy, provided, however, Seller shall be responsible for the costs related to any endorsements required to cure one or more of the matters set forth in Buyer's Title Notice to the extent that Seller has agreed to effectuate a correction or cure to such Buyer's Title Notice matter.

7.            DAMAGE, DESTRUCTION OR REQUIRED ALTERATION.

7.1           Prior to Closing, in the event of any damage to or destruction of all or part of the Real Estate (notice of which shall be given to Buyer by Seller as soon as practicable following its occurrence), then Seller shall have the right (but not the obligation) to adjourn the Closing Date for up to thirty (30) days in order to repair or replace such damage or destruction, except that if:

(a)          the cost of such repair or replacement exceeds one hundred thousand dollars ($100,000.00);

(b)          as a result of the damage or destruction any tenant has a right of termination under any of the Space Leases and such tenant has not permanently waived such right of termination in writing prior to the date on which Buyer must make its election to terminate below; or

(c)          as a result of the damage or destruction any tenant has a right to permanently abate or offset its rent under its applicable Space Lease;

then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) days after Buyer shall have received the notice from Seller of such aforesaid occurrence, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7); or (ii) if Buyer elects not to (or does not have the right to) terminate this Agreement, this Agreement shall continue in full force and effect except that at Closing Buyer shall receive an abatement of the Purchase Price in an amount equal to a reasonable good faith estimate of the amount required to repair and restore all unrepaired damage as agreed between Buyer and Seller including all costs, expenses, abated rents and other amounts incurred or to be incurred as a result of the damage or destruction (and Seller shall retain all rights to collect insurance proceeds for such loss(es)). If, despite good faith effort to agree, Buyer and Seller shall be unable to agree upon the amount of the abatement to the Purchase Price, then either party may terminate this Agreement by giving written notice to the other party and Escrow Agent (in which event, the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7).

7.2           (a)          In the event that any governmental authority having jurisdiction of all or part of the Real Estate has notified Seller before the Closing that some alteration of or addition to the Real Estate is required to be made by law, rule or regulation (notice of which shall be given to Buyer by Seller as soon as practicable after its receipt) or otherwise requires a cure of a violation, then (subject to the provisions of Section 7.2(b)) Seller shall have the right (but not the obligation) to undertake such alteration or addition or cure; provided, however, that if the cost of such alteration or addition or cure shall exceed the sum of one percent (1%) of the Purchase Price, then in such event Seller may either elect to pay the entire cost and cure the same before the scheduled Closing or may decline to undertake the same, in which event Buyer shall have the option, exercisable within three (3) days following notice from Seller of the requirement and Seller's refusal to comply therewith, (i) to terminate this Agreement by giving Seller notice thereof (in which event the Deposit shall forthwith be returned to Buyer, whereupon the Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7); or (ii) if such notice of termination is not timely given, to proceed with the Closing, in which event the Purchase Price shall be reduced by a reasonable good faith estimate of the cost to cure, up to the maximum sum of one percent of the Purchase Price as agreed between Buyer and Seller. If, despite good faith effort to agree, Buyer and Seller shall be unable to agree upon the amount of the abatement to the Purchase Price, then either party may terminate this Agreement by giving written notice to the other party and Escrow Agent (in which event, the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7).

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(b)          Notwithstanding the foregoing provisions of Section 7.2(a), Seller shall have no obligation to cure or pay for, and subject to Section 10 below Buyer shall take subject to, any violation which either (i) is first placed (i.e., notice first given to Seller or first placed of record) after the Effective Date of this Agreement, provided such violation is not caused by the affirmative act or intentional omission of Seller, or (ii) is the responsibility of a Shopping Center tenant to cure or discharge pursuant to its Space Lease.

8.            EMINENT DOMAIN. In the event that any eminent domain proceedings shall be commenced prior to the Closing, and:

(a)            the cost of repair or replacement related to such proceedings exceeds one hundred thousand dollars ($100,000.00); or

(b)           as a result of the eminent domain proceedings any tenant has a right of termination under any of the Space Leases and such tenant has not permanently waived such right of termination in writing prior to the date on which Buyer must make its election to terminate below; or

(c)          as a result of the eminent domain proceedings any tenant has a right to permanently abate or offset its rent under its applicable Space Lease;

then in any such case (i) Buyer shall have the right to terminate this Agreement by giving Seller written notice of its intention to do so, such notice by Buyer to Seller to be given not later than three (3) days after Buyer shall have received the notice from Seller of such aforesaid proceedings, (in which event the Deposit shall forthwith be returned to Buyer, whereupon this Agreement shall be null and void and of no further force or effect whatsoever, except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7); or (ii) if Buyer has the right to terminate this Agreement pursuant to this Section 8 and Buyer elects not to terminate, or in any case wherein Buyer does not have the right to terminate, Buyer and Seller shall consummate Closing on the Closing Date, without any reduction to or abatement of the Purchase Price, and all condemnation awards shall belong to Buyer; provided, however, Seller shall have the right to a portion of the condemnation award for Seller's actual, out-of-pocket expenses incurred with respect to the condemnation action but only to the extent such award is separately made and itemized by the governmental authority or subdivision under its eminent domain or condemnation powers.

9.            ASSIGNMENT. Buyer shall not have the right to assign this Agreement or its rights under this Agreement without obtaining in each instance Seller's prior written consent. Notwithstanding the foregoing, Buyer shall have the right, without Seller's consent, to assign its entire right, title and interest in and to this Agreement, expressly including the Deposit, to any entity or entities that is or are controlled by, controlling or under common control with Buyer (an "Affiliate"); provided that, not less than two (2) business days prior to Closing, Seller receives an executed assignment and assumption agreement, in form reasonably acceptable to Seller, which expressly assigns the Deposit and in which such assignee expressly assumes performance of this Agreement for the benefit of Seller, provided that such Affiliate qualifies under Paragraph 10A, below. Further, Buyer is entering into this Agreement for and on behalf of ARC CPOKCOK001, LLC (collectively, "Approved Assignee") and intends, and shall have the right, to assign its rights under this Agreement to Approved Assignee prior to Closing. Notwithstanding the foregoing, Buyer shall also have the right to assign this Agreement and its rights hereunder to American Realty Capital – Retail Centers of America II, Inc., or one of its affiliates, without any consent of Seller being required, so long as such assignee qualifies under Paragraph 10A below. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the transfer documents by providing written notice of such designation at least two (2) days prior to Closing. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if Closing occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing.

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10.           SELLER'S COVENANTS AND REPRESENTATIONS. As of the date hereof, and to the best of Seller's knowledge, Seller covenants and represents to Buyer the following:

10.1         Seller is validly existing and in good standing under the laws of the state of its organization and has obtained any consents required to permit the transactions contemplated by this Agreement including the sale of the Property to Buyer.

10.2         The Space Leases described in Exhibit 2 comprise all the Space Leases presently existing. Following a date which is two (2) business days prior to the expiration of the Due Diligence Period (the "Cut Off Date"), and prior to Closing, Seller will not, without the prior written consent of Buyer (which Buyer agrees not to unreasonably withhold or delay), cancel (except for default by a tenant) or amend any Space Lease, or enter into any new Space Lease or any Service Contract affecting the Property not cancelable on 30 days' notice. On or prior to the Cut Off Date, Seller may take any of the foregoing actions without Buyer's consent, provided it delivers a copy of any new documentation evidencing same to Buyer promptly after any such action is taken and, in any event, not later than three (3) business day prior to the expiration of the Due Diligence Period.

10.3         Except as otherwise expressly provided herein, there will be at Closing no contracts or agreements affecting the Property which would be binding on Buyer following Closing other than the Service Contracts, Space Leases and Permitted Exceptions; and there are no on-site employees or hired persons in connection with the management, operation or maintenance of the Property; and Buyer shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to the Property.

10.4         The signatories to this Agreement on behalf of Seller have the power and authority to enter into this Agreement and to bind Seller to the provisions hereof.

10.5         Seller has not received written notice of any violation (or any pending investigation) and, to Seller's knowledge, no written notice of violation (or pending investigation) has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present ownership, operation, use or occupancy of the Property by any person, authority or agency having jurisdiction.

10.6         Seller has not received written notice of and, to Seller's knowledge, there are no intended public improvements which will or could result in any charges being assessed against the Property which will result in a lien upon the Property.

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10.7         Seller has not received written notice of any and, to Seller's knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities.

10.8         Seller has not received written notice of any and, to Seller's knowledge, there are no suits or claims pending or threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller.

10.9         Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party.

10.10       Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller's knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations.

10.11       Seller has not received any written notice of a default of Seller under any of the Space Leases; Seller has sent no written notice of default to any tenant under the Space Leases and, to Seller's knowledge, no default of any tenant exists under any of the Space Leases; Seller has not received any written notice or correspondence from any tenant or such tenant's agents indicating such tenant's desire, willingness or intent to amend, modify, assign or terminate the applicable Space Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing, except for Guitar Center, which has asked for an amendment to its use clause. There exists no exclusive or continuing leasing or brokerage agreements as to any premises in the Property which will survive the Closing.

10.12       To Seller's knowledge, there are no proceedings pending for the increase of the assessed valuation of the Real Property.

10.13       Seller has not withheld any information within its possession or of which it is actually aware regarding the Property or any part thereof that would reasonably be considered by an experienced purchaser to be material to that purchaser's decision to acquire the Property.

10.14       Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser, and Seller shall instruct Seller's broker that it may not provide a copy of nor disclose any of the terms of this Agreement to any appraiser without the prior written consent of Buyer.

10.15       No specific items of Personal Property are identified as part of the Personal Property included in the purchase and sale of the Property.

10.16       Seller has not received written notice of any amount due and payable under the REAs which has not been paid by Seller or written notice of any default by Seller under any of the REAs and to Seller's knowledge, no other party to any of the REAs is in default under the terms of any of the REAs.

10.17       Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

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Seller will use commercially reasonable efforts to keep Buyer timely and fully informed of any events which cause any of Seller's representations contained in this Section 10 to be no longer accurate in any material respect. All of the representations of Seller contained in this Section 10 shall be deemed remade in all material respects on and as of the Closing Date, subject to any changes which have been disclosed in writing to Buyer prior to the Closing. If prior to Closing Buyer becomes aware of a material breach of any of the foregoing representations or of any change which would have a material adverse effect on Buyer (in Buyer's reasonable determination), Buyer shall be entitled, at Buyer's option, either (i) to terminate this Agreement by giving Seller and Escrow Agent written notice of such election, in which the Deposit shall forthwith be returned to Buyer, and neither Buyer nor Seller shall thereafter have any other rights or remedies hereunder other than Buyer's obligations under Sections 4.2 and 15.7, or (iii) to waive such breach or change and close without any reduction in the Purchase Price by reason thereof, in which event Seller shall have no post-Closing liability for such matter. Notwithstanding the foregoing, if a misrepresentation or breach of any representation was intentionally or willfully made by Seller (instead of occurring as a result of a change in facts relating to the Property and not the result of an intentional or willful breach), or if any change in such representation is the result of a breach of Seller's covenants under this Agreement, and if Buyer elects to terminate this Agreement as a result thereof, Seller shall be liable and shall promptly reimburse Buyer for all reasonable out-of-pocket and third party costs incurred by Buyer, including, without limitation, reasonable attorneys' fees and costs, provided reasonable evidence establishing such costs are provided to Seller, and also provided that in no event shall Seller be liable for more than Ninety Thousand and 00/100ths Dollars ($90,000.00) pursuant to the provisions of this paragraph, provided, however, Buyer shall, within one (1) business day of Seller reimbursing Buyer for its out of pocket costs and expenses not to exceed Ninety Thousand and 00/100ths Dollars ($90,000.00), Buyer shall deliver to Seller copies of all third-party reports with respect to the Property to the extent same are required to be delivered to Seller under Section 4.2 of this Agreement.

Subject to changes which have been disclosed in writing to Buyer prior to Closing, the representations of Seller contained in this Section 10 shall not merge into any instrument or conveyance delivered at the Closing and shall survive the Closing; provided, however, such representations shall survive the Closing for a period of twelve (12) months only, after which time Seller shall have no liability with respect thereto unless Buyer shall have asserted a specific breach thereof in a written notice delivered to Seller prior to the expiration of such twelve (12) month period, in which case such applicable representation shall survive until Buyer's claims set forth in such written notice with respect thereto have been resolved. Subject to such limitations on survival, following the Closing Seller shall indemnify and hold Buyer harmless from and against any and all costs, fees, expenses, damages and losses suffered or incurred by Buyer arising out of the breach or inaccuracy of any representation of Seller contained in this Section 10 (as the same may be modified by Seller at or prior to Closing). Anything to the contrary herein notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's representations under this paragraph shall be limited to Eight Hundred Twenty-Eight Thousand and 00/100ths Dollars ($828,000.00).

References to "the best of Seller's knowledge," "Seller's knowledge," "to the best of Seller's actual knowledge" and such other similar phrases shall refer only to the current actual knowledge of the Designated Representatives (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, to any other partner, officer, agent, manager, representative or employee of Seller or any affiliate thereof. As used herein, the term "Designated Representatives" shall refer to Alan Ferguson - Vice President, Texas Region. Seller represents that Alan Ferguson is familiar with the Property, its operation and condition.

10A.       BUYER'S COVENANTS AND REPRESENTATIONS. As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that Buyer (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury ("OFAC") pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the "Order"); (ii) is not listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"); (iii) is not engaged in activities prohibited in the Orders; and (iv) has not been convicted, pleaded nolo contendere, indicted, arraigned or detained on charges involving money laundering or predicate crimes to money laundering.

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11.           THE CLOSING.

11.1         Unless extended as expressly permitted herein, the Closing shall be held by mail-in escrow at Escrow Agent's offices (at the address set forth above) at before 3:00 p.m. Central Standard Time on the Closing Date. Subject to the satisfaction of all of the conditions to the obligation to close hereunder, the Closing Date shall be not later than fifteen (15) calendar days after the expiration of the Due Diligence Period (or, if such date is not a business day, on the next business day). Buyer shall have the one-time right to elect to extend the Closing Date for an additional period of not more than fifteen (15) business days (the "Extended Closing Date") by (i) providing written notice of such election to Seller prior to or on the date which is three (3) business days prior to the initially scheduled Closing Date. None of the Estoppels received from tenants shall be deemed stale or invalid because of the passage of time caused by the election to extend.

11.2         At Closing, Buyer shall pay the Purchase Price as adjusted in accordance with the provisions of this Agreement; and Buyer shall execute and deliver such other instruments as Seller may reasonably desire in connection with or to consummate the transactions contemplated by this Agreement.

11.3         (A)         At Closing, Seller shall deliver to Escrow Agent for delivery to Buyer the following:

(a)          A special warranty deed for the Real Estate in proper recordable form, duly executed and acknowledged by Seller and sufficient to transfer title to the Property constituting real property to Buyer under the laws of the State of Oklahoma and sufficient for Escrow Agent to issue the title insurance policy contemplated under this Agreement.

(b)          A F.I.R.P.T.A. affidavit.

(c)          To the extent in Seller's possession, the original Space Leases.

(d)          To the extent in Seller's possession, the original Tenant Executed Estoppel Certificates.

(e)          To the extent in Seller's possession, the REA Estoppels.

(B)         At Closing, Seller and Buyer shall each execute and deliver to the Escrow Agent the following:

(a)          An Assignment and Assumption Agreement for the Space Leases in the form of Exhibit 4 attached hereto.

(b)          An Assignment and Assumption Agreement for the Service Contracts, in the form of Exhibit 5 attached hereto.

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(c)          Notices to tenants, prepared by Buyer and in form reasonably acceptable to Seller, notifying them of the sale and (if applicable) the transfer of their security deposit to Buyer.

(d)           A Bill of Sale in the form of Exhibit 7 attached hereto.

(e)          Intentionally Deleted.

11.4         Each party shall pay its own legal fees and travel and lodging expenses in connection with this transaction. Seller shall pay for all transfer taxes, documentary stamps or recording charges for transfer of title to the Real Estate. Each party shall pay one-half (1/2) of the fees and costs of the Escrow Agent for its services in connection with the transaction contemplated by this Agreement.

11.5         Buyer also agrees to cooperate with Seller to permit the conveyance of the Property to be consummated as a part of a transaction intended by Seller to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code and in conjunction therewith to execute such documents as Seller may reasonably request (such cooperation may include, without limitation, accepting a conveyance from a party other than Seller and paying the Purchase Price to a party other than Seller). In no event, however, shall (a) Buyer bear any expense associated with the exchange transaction, (b) Buyer be obligated to take title to Seller's exchange property, (c) the consummation of such tax-free exchange delay the conveyance to Buyer of the Property and (d) Buyer have any liability to Seller or any other party for the qualification of the exchange transaction for tax-free exchange treatment under Section 1031 of the Internal Revenue Code or under any other provision.

12.          BROKERS. Each party represents and warrants to the other that it dealt with no broker in connection with this transaction, other than CBRE, whose commission is to be paid by Seller per separate agreement, and each party agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, that the indemnitee may incur arising by reason of the above representation by the indemnitor being false. The provisions of this Section 12 shall survive Closing.

13.          NOTICES. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

To Seller:                                   c/o Kimco Realty Corporation

10600 West Higgins Road, Suite 408

Rosemont, Illinois 60018

Attention: Robert Nadler

Telephone Number: 847-294-6440

Facsimile Number: 847-299-1167

Email: rnadler@kimcorealty.com

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With a copy to:                          c/o Kimco Realty Corporation

10600 West Higgins Road, Suite 408

Rosemont, Illinois 60018

Attention: Barbara E. Peloquin, Esq.

Telephone Number: 847-294-6448

Facsimile Number: 847-299-1167

Email: bpeloquin@kimcorealty.com

To Buyer:                                   American Realty Capital IV, LLC

405 Park Avenue, 15th Floor

New York, New York 10022

Attention: Michael Weil

Facsimile Number: (857) 207-3397

With a copy to:                         American Realty Capital IV, LLC

405 Park Avenue, 15th Floor

New York, New York 10022

Attention: Jesse Galloway and Jeremy Eichel

Facsimile Number: (646) 861-7751

And a copy to:                           Retail Centers of America

2000 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Attention: Chris Cotten and Steve Seitz

Facsimile Number: (214) 740-3313

And a copy to:                           Condon Thornton Sladek Harrell PLLC

8080 Park Lane, Suite 700

Dallas, Texas 75231

Attention: Michael D. Rist, Esq.

Telephone Number: (214) 691-6318

Facsimile Number: (214) 691-6311

Email: mrist@ctshlaw.com

And Due Diligence Materials (if provided by email) to Chris Cotton at ccotten@lpc.com.

With hard copies and/or cds to:

Retail Centers of America

2000 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Attention: Chris Cotten

Facsimile Number: (214) 740-3313

To Escrow Agent:                      First American Title Insurance Company

The Esplanade Commercial Center

2425 E. Camelback Road, Suite 300

Phoenix, Arizona 85016

Attn: Brandon Grajewski

Telephone Number: (602) 567-8145

Facsimile Number: (602) 567-8101

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or such other address as such party shall hereafter have specified by Notice given by the same means. Any Notice shall be deemed given when delivered to the carrier delivering same, delivery charges prepaid, and properly sealed and addressed. Any Notice may also be given by telecopier to the numbers as set forth above, provided that a "hard copy" of such notice is sent within one (1) business day after such telecopier transmission in the manner above set forth; and in the case of notice by telecopier (with confirmation sent as aforesaid), notice shall be deemed given upon electronic confirmation of receipt.

14.         DEFAULTS.

14.1         If Closing does not take place because of Buyer's default the Deposit shall be retained by Seller as agreed upon liquidated damages as Seller's sole remedy for such default, and thereupon this Agreement shall be null and void and of no further force or effect whatsoever (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7). The parties hereto expressly agree that Seller's actual damages in the event of a default by Buyer would be extremely difficult or impractical to ascertain and that the amount of the Deposit represents the parties' reasonable estimate of such damages.

14.2         If Closing does not occur due to Seller's willful default or refusal to close despite Buyer's willingness to do so (such willingness includes waiver by Buyer of any uncured title objection properly made by Buyer under Section 6.1 except for those for which Seller had agreed to effectuate a Title Correction under the terms of Section 6) (such willful default or refusal being hereinafter referred to as a "Seller Default"), then Buyer, as its sole and exclusive right and remedy as a result of such Seller Default, may elect to either (i) cancel this Agreement, in which event (a) the Deposit shall be returned to Buyer, (b) Seller shall be liable and shall promptly reimburse Buyer for all reasonable out-of-pocket and third-party costs incurred by Buyer, including, without limitation, reasonable attorneys' fees and costs, provided reasonable evidence establishing such costs are provided to Seller, and also provided that in no event shall Seller be liable for more than Ninety Thousand and 00/100ths Dollars ($90,000.00) pursuant to this Section 14.2, and (c) no party shall have any further right or obligation hereunder (except that Buyer shall remain liable on its obligations under Sections 4.2 and 15.7), or (ii) Buyer may enforce specific performance of this Agreement without any reduction or abatement of the Purchase Price.

14.3         If Closing should not occur for any reason whatsoever other than by reason of a default by Buyer or a Seller Default (including without limitation by reason of a material change in any representation or warranty of Seller or an uncured title objection properly made by Buyer under Section 6.1) which Buyer is not willing to waive, then in such event this Agreement shall be and be deemed cancelled, the Deposit shall be returned to Buyer, and thereupon Buyer shall have no other right, by way of damages or otherwise, against Seller notwithstanding the existence of any failure of representation, warranty, covenant, title or other Closing condition which is not the result of a Seller Default (provided that Buyer will remain liable on its obligations under Sections 4.2 and 15.7).

14.4         Notwithstanding anything to the contrary contained in this Agreement, in the event of any litigation between Buyer and Seller arising from or relating to this Agreement, the prevailing party, in addition to and not in limitation of any other rights and remedies, shall be entitled to receive immediate payment of its reasonable attorneys' fees, expenses and court costs from the other party.

15.         MISCELLANEOUS.

15.1         No provision of this Agreement shall survive Closing and delivery of the deed except as herein expressly provided. The acceptance of the deed by Buyer shall be conclusive evidence of the performance by Seller of all of the provisions of this Agreement to be performed by Seller on or prior to the date of Closing.

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15.2         This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto.

15.3         This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing.

15.4         The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

15.5         "TIME IS OF THE ESSENCE" with respect to all provisions of this Agreement, with the sole exception that each of Buyer and Seller shall be entitled to a single adjournment (not to exceed two (2) business days in any event) of the Closing Date.

15.6         This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators and, subject to the provisions of this Agreement, the permitted assigns of the parties hereto.

15.7         Buyer represents and warrants that it will keep all information and/or reports and/or documents obtained from Seller or its agents (including without limitation the rent and other economic terms of the Space Leases), or related to or connected with the Property (including without limitation the existence of this Agreement and the Purchase Price) strictly confidential and will not disclose any such information to any person or entity (except for Buyer's attorneys, consultants, advisors, potential lenders, and permitted assignees under this Agreement; provided that any such parties similarly agree to treat such material confidentially), without the prior written consent of Seller. In amplification and not in limitation of the foregoing, except as provided below, Buyer may not make any public disclosure of the existence or terms of this Agreement prior to Closing. Notwithstanding anything to the contrary, Buyer shall be entitled to disclose information with respect to the Property and the transaction contemplated under this Agreement (i) to the extent Buyer is required to disclose the same pursuant to a court order, applicable laws (including making such public statements or filings as may be required under any regulations of the U.S. Securities and Exchange Commission applicable to Buyer or its affiliates or as may be otherwise advised by counsel to Buyer), and (ii) to the extent necessary to disclose in the context of a legal dispute between Buyer and Seller.

15.8         This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State wherein the Property is located. This Agreement shall be construed in accordance with its plain meaning and without reference to any maxim or rule of interpretation providing that a writing should be construed against the party responsible for the drafting thereof.

15.9         This Agreement shall not be recorded or filed in the public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

15.10         This Agreement may be executed by facsimile, by email (in ".pdf" format) and/or in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

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15.11         Buyer and Seller each agree that, prior to Closing, it will not make or issue, and further agrees that it will cause any broker or other party it or any affiliate has retained in connection with this transaction not to make or issue, any press release or other public statement (such as interviews or responses to journalistic inquiries) concerning this Agreement and/or the transactions herein set forth, without the prior written consent of the other party. If Buyer acquires the Property from Seller, both Seller and Buyer shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or any of the economics of the transaction) in whatever manner it deems appropriate; provided only that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be approved in advance by both parties. The provisions of this Section 15.11 shall survive Closing.

15.12         In the event any Space Lease contains a tenant right of first refusal or right of first offer (either such right being referred to as the "ROFR"), Seller agrees to submit a right of first refusal or right of first offer notice to the applicable tenant in accordance with the requirements of the applicable ROFR prior to or promptly after the Effective Date hereof, If any such tenant gives notice of its intent to exercise a right of first refusal or right of first offer, or in the event any tenant actually exercises such right, this Agreement shall be deemed to be terminated, Buyer shall receive a full return of the Deposit and Seller shall promptly reimburse Buyer all reasonable out-of-pocket and third-party costs incurred by Buyer during the Due Diligence Period, including, without limitation, reasonable attorneys' fees and costs, provided (i) reasonable evidence establishing such costs are provided to Seller, and (ii) in no event shall Seller be liable for more than Ninety Thousand and No/100ths Dollars ($90,000.00), pursuant to this Section 15.12.

15.13         Seller understands that Buyer is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Buyer to comply with such reporting requirements, Seller agrees to provide Buyer and its representatives all information required for Buyer to comply with Rule 3-14 (as reasonably determined by Buyer's counsel) including, but not limited to, if applicable, Seller's most current financial statements (including income statements) relating to the financial operation of the Property for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Property, including general ledger detail, accounts receivable analysis, budget for year of disposition and copies of bills and invoices. Within five (5) days following a written request from Buyer, Seller shall provide a letter to Buyer's auditors in substantially the form attached hereto as Exhibit 10. Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 15.13 shall survive Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first above written.

BUYER:

AMERICAN REALTY CAPITAL IV, LLC,
a Delaware limited liability company

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

SELLER:

CENTENNIAL PLAZA 555, LLC,
an Oklahoma limited liability company

By:	KRCX Oklahoma Realty, LLC, its sole member

By:	/s/ Robert Nadler
Name:	Robert Nadler
Title:	Vice President

Escrow Agent signs to confirm its agreement with the provisions of Section 3(A)(ii) hereof:

ESCROW AGENT:

First American Title Insurance Company

By:	/s/ Jodi Scheppe
Name:	Jodi Scheppe
Title:	Escrow Officer

Date of Execution:	July 17, 2014

24

SCHEDULE OF EXHIBITS

1.          Real Estate

2.          Space Leases

3.          Service Contracts

4.          Assignment and Assumption Agreement - Space Leases

5.          Assignment and Assumption Agreement - Service Contracts

6.          Form of Affidavit

7.          Bill of Sale

8.          Property Information

9.          Acknowledgement of Receipt of Property Information and Due Diligence Period Commencement

10.        Form of Audit Letter

25

EXHIBIT 1

REAL ESTATE

Part of Block One (1), Part of Block One—A (1-A), Part of Block Two (2), and Block Three (3), in UNITED POUNDERS LIFE PLAZA to Oklahoma City, Oklahoma County, Oklahoma,  according to the plat thereof.

BEGINNING at a point bearing South 88”46’09” East, 21 feet from the Northeast corner of Block One (1), said point being on the southerly line of N.W. 59th Street and also being the point of beginning:

Thence departing from said Southerly line. South 0”04’,37” West a distance of 154.00 feet to a point; Thence South 88”46’09” East a distance of 154.00 feet to a point on the Westerly line of N. May Avenue; Thence South 00”04’37” West, along said Westerly line a distance of 546.00 feet to a point; Thence departing from said Westerly line. North 8”46’09” West a distance of 1050.00 feet to a point; Thence North 01”13’51” East a distance of 44.26 feet to a point; Thence North 41”54’22” West a distance of 87.12 feet to a point; Thence South 48”05’38” West 205.00 feet to a point on the Northeasterly right-of-way line of Mosteller Drive; Thence North 41”54”22” West along said Northeasterly line a distance of 88.53 feet to a point; Thence 52.24 feet along an arc to the right having a radius of 40.59 feet and a central angle of 73”44’19” (subtended by a chord bearing North 05”02’09” West a distance of 48.71 feet) to a point on the East right-of-way line of North Drexel Avenue; Thence along said East line 156.85 feet along an arc to the left having a radius of 283.0 feet and a central angle of 31”45’20” (subtended by a chord bearing North 15”57’24” East a distance of 154.85 feet) to a point of tangency; Thence continuing along said East line North 00”04’37” East a distance of 444.49 feet to a point; Thence 38.98 (38.91 per plat) feet along an arc to the right having a radius of 24.50 feet (24.46 per plat) and a central angle of 91”09’14” (sub-tended by a chord bearing North 45”39’14” East a distance of 35.00 feet) to a point on the aforementioned south right-of-way line of N.W. 59th Street; THENCE along said South line South 88”4’09” East, also being the North line of the aforementioned Blocks 1, 2 and 3 a distance of 1102.00 feet to the principal point of beginning.

26

EXHIBIT 2

SPACE LEASES

Home Depot

Gordmans

Best Buy

Guitar Center

Furniture Buy Consignment Co.

Eyemart Express

Jimmy John's Gourmet Sandwiches

Natural Spa

The Nail & Spa

Supercuts

Eyemart Express

27

EXHIBIT 3

SERVICE CONTRACTS

Premier Landscaping, Inc. – Landscaping – Contract Term: April 1, 2014 – March 31, 2016

Premier Landscaping, Inc. – Sweep and Porter – Contract Term: April 1, 2014 – March 31, 2016

28

EXHIBIT 4

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT, made this ____ day of _______________, 2014, by and between Centennial Plaza 555, LLC, a Delaware limited liability company, ("Assignor") and _______________________, a ______________ ("Assignee").

WITN ESSETH:

Assignor is landlord under all those certain leases described on Exhibit "A" attached hereto and made a part hereof ("Leases") relating to the property described on Exhibit "B" attached hereto and made a part hereof.

Assignor desires to assign to Assignee, and Assignee desires to accept the assignment from Assignor of all of Assignor's right, title and interest in and to the Leases.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.          Assignor hereby transfers, assigns and sets over unto Assignee all of Assignor's right, title and interest in and to the Leases, including, without limitation, all of Assignor's right, title and interest in and to the security deposits listed on Schedule A attached hereto and incorporated herein, and all other deposits, insurance proceeds and condemnation proceeds under such Leases.

2.          Assignee hereby accepts the foregoing assignment and assumes all of Assignor's obligations under the Leases arising from and after the date hereof (including without limitation any that relate to the security deposits assigned and transferred to Assignee hereby).

3.          Assignee shall and does hereby indemnify Assignor against, and agrees to hold Assignor harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all losses, costs and expenses, including but not limited to reasonable attorneys' fees, arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to any of the Leases and occurring or alleged to have occurred after the date of this Agreement.

4.          Assignor shall and does hereby indemnify Assignee against, and agrees to hold Assignee harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all losses, costs and expenses, including but not limited to reasonable attorneys' fees, arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to any of the Leases and occurring or alleged to have occurred on or prior to the date of this Agreement.

5.          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.          The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ASSIGNOR:

CENTENNIAL PLAZA 555, LLC, an Oklahoma limited liability company
By: KRCX Oklahoma Realty, LLC, its sole member

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

30

EXHIBIT 5

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

THIS ASSIGNMENT made this ____ day of _______________, 2014, by Centennial Plaza 555, LLC, a Delaware limited liability company ("Assignor") and ________________________, a ______________ ("Assignee").

WITNESSETH :

Assignor is the owner of the property described on Exhibit "A" attached hereto and made a part hereof ("Premises"). Assignor desires to assign to Assignee, and Assignee desires to accept the assignment from Assignor of all of Assignor's right, title and interest in and to those certain service contracts relating to the Premises described on Exhibit "B" attached hereto and made a part hereof ("Service Contracts").

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.          Assignor hereby grants, transfers and assigns to Assignee, its successors and assigns, all of the right, title and interest of the Assignor in and to the Service Contracts.

2.          Assignee hereby accepts said assignment and assumes all of the Assignor's duties and obligations arising out of the Service Contracts from and after the date hereof.

3.          The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.          The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment to be duly executed the day and year first above written.

ASSIGNOR:

CENTENNIAL PLAZA 555, LLC, an Oklahoma limited liability company
By: KRCX Oklahoma Realty, LLC, its sole member

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

31

EXHIBIT 6

FORM OF OWNER'S AFFIDAVIT

TITLE AFFIDAVIT

Escrow No.
Title Order No.

The undersigned ("Owner') hereby represents and warrants as follows to and for the benefit of First American Title Insurance Company (the "Title Company"):

1.          Representatives of Owner have reviewed the preliminary report/commitment with an effective date of                           , 2014 (the "Title Report").

2.          To the knowledge of Owner, there are no unrecorded leases, occupancy agreements, options to purchase, or rights of first refusal affecting the property described in Exhibit A of the Title Report (the "Property"), or other parties in possession of the Property, except for leases with the tenants shown on Exhibit A attached hereto.

3.          To the knowledge of Owner, there are no unrecorded claims against the Property, nor any set of facts by reason of which Owner's title to the Property might be disputed or questioned except for (a) the leases with the tenants shown on Exhibit A, (b) matters shown on the Title Report, (c) matters as disclosed on the survey previously delivered to the Title Company, and (d) current taxes not delinquent. Owner has been in peaceable and undisputed possession of the Property since title was acquired.

4.          Except as set forth on Exhibit B attached hereto, to the knowledge of Owner:

(a)          within the last six (6) months, Owner has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full, and (iii) attached any fixtures to the Property which have not been paid for in full; and

(b)          there are no outstanding or disputed claims for any work or item referred to in subparagraph (a).

5.          To the knowledge of Owner, there has been no violation of any covenants, conditions or restrictions of record affecting the Property and there are no disputes with any adjoining property owners as to the location of property lines, or the encroachment of any improvements.

All references herein to the "knowledge" of Owner or words of similar import shall refer only to the actual (and not constructive) knowledge of                      , and shall not be construed to refer to the knowledge of any other officer, director, shareholder, employee, agent or representative of Owner, its members, or any affiliate of any of the foregoing, or to impose or have imposed upon such individuals any duty to investigate the matters to which such knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the aforementioned individuals arising out of any representations or warranties made herein.

32

This affidavit is made for the purpose of aiding the Title Company in determining the insurability of title to the Property, and to induce the Title Company to issue its policy of title insurance. This affidavit may be relied upon by the Title Company but may not be relied upon by any other person or entity.

[Remainder of page intentionally blank]

33

IN WITNESS WHEREOF, Owner has executed this affidavit as of                             ,2014.

CENTENNIAL PLAZA 555, LLC, an Oklahoma limited liability company
By: KRCX Oklahoma Realty, LLC, its sole member

By:
Name:
Title:

34

Exhibit A to Title Affidavit

Rent Roll

35

Exhibit B to Title Affidavit

36

EXHIBIT 7

BILL OF SALE

This Bill of Sale is made and entered into as of                        , 2014, by and between Centennial Plaza 555, LLC ("Seller"), and                           , LLC, a                        limited liability company ("Buyer"), and provides as follows:

WHEREAS, Seller and Retail Centers of America ("Original Buyer"), entered into an Agreement of Sale dated as of _________, 2014 [as modified by amendment dated ________________,] ([collectively, ]the "Agreement"), pursuant to which Seller agreed to sell to Original Buyer certain real property and personal property located at ____________________________, which is more particularly described on Exhibit A attached hereto and made a part hereof (the "Property"); and

WHEREAS, Original Buyer assigned its right, title and interest in and to the Agreement to Buyer pursuant to that certain Assignment of Purchase Agreement and Escrow Instructions dated as of _______________, 2014; and

WHEREAS, Seller may possesses various items of personal property located in or on the Property and used in the operation of the Property, which may include, without limitation, furniture, furnishings, equipment, fixtures, inventory, machinery, supplies and other personal property (the "Personal Property"). The Agreement contemplates that all of the Personal Property, if any, shall be transferred and assigned by Seller to Buyer; and

WHEREAS, Seller desires to sell, transfer and convey all of its right, title and interest (if any) in and to the Personal Property to Buyer, and Buyer desires to accept the transfer and conveyance of the Personal Property;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer covenant and agree as follows:

1.          Transfer and Assignment. Seller hereby sells, transfers and conveys to Buyer all of the right, title and interest of Seller (if any) in and to all Personal Property and Intangibles. Buyer accepts the sale, transfer and conveyance of the right, title and interest of Seller in and to the Personal Property and Intangibles.

2.          Condition of the Personal Property. All of the Personal Property, if any, is transferred from Seller to Buyer "as is." Seller makes no implied warranty of merchantability and no warranty, either express or implied, concerning the Personal Property, except for the representations and warranties contained in this Bill of Sale or in the Agreement, if any.

3.          Counterparts. The parties agree that this Bill of Sale may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

37

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale as of the date set forth above.

SELLER:

CENTENNIAL PLAZA 555, LLC, an Oklahoma limited liability company
By: KRCX Oklahoma Realty, LLC, its sole member

By:
Name:
Its:

BUYER:

By:
Name:
Its:

^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^^

EXHIBIT A TO

BILL OF SALE

Legal Description

38

EXHIBIT 8

PROPERTY INFORMATION

All of the following materials, to the extent they exist and are in Seller's possession, shall be delivered to Buyer:

Lincoln Property Company - Retail Centers of America	Centennial - OKC
Due Diligence Checklist (All Files Electronic if Available)

		Have	Need	Comments
Property Information - Income
1	Current Rent Roll - Certified	X
2	Occupancy History (last 3 years)	N/A	N/A	N/A
3	Trailing 12 Months Operating Statements (monthly)	X
4	Last 3 Years Operating Statements	X
5	Current Operating Budget	N/A	N/A	N/A
6	Prior Year CAM Reconciliations	X
7	All leases, subleases, assignments, addenda, amendments, modifications, and guaranties, correspondence	X
8	Commercial Lease Abstracts (if available)	N/A	N/A	N/A
9	Schedule of Tenant Expense Reimbursements	X
10	Tenant Sales History / Percentage Rent Paid (last 3 years)	X
11	Tenant Delinquency / Aged Receivables Report	X
12	Schedule of LOI's and Terms and Conditions	N/A	N/A	100% Occuped
13	Schedule of Co-Tenancy Provisions with Applicable Tenants	N/A	N/A	N/A
14	Schedule of Sublet Spaces and Terms and Conditions	N/A	N/A	N/A
15	Schedule of Security Deposits	X
16	Schedule of Free Rent	N/A	N/A	N/A
17	Any Other Leases or Licenses Related to the Property	N/A	N/A	N/A

Property Information - Expenses
18	Real Estate Tax Bills (last 3 years)	X
19	Property Tax Abatement Schedule	N/A	N/A	N/A
20	Current Property & Liability Insurance Certificates	X
21	Schedule of Service Contracts with Major Vendors (including actual contracts)	X
22	Schedule of Capital Expenditures (last 5 years & future)	N/A	N/A	N/A
23	Schedule of Tenant Improvements & Leasing Commissions (last 3 years & outstanding)	X		Provided outstanding TI & LC
24	Personal Property Owned/Leased by Seller	X		None
25	Description of Insurance Claims Made on Property Last Three Years	X

Property Information - General
26	Property Site Plan & Floor Plans	X
27	Description of Pending or Outstanding Litigation Related to the Property	N/A	N/A	Insurance Claimant Detail in Insurance folder
28	Certificates of Occupancy	X		Provided the only 2 they had
29	Notices of any Defaults Received From/Sent to Tenants, Contracts, Governmental Entities			Made available at management office
30	As Built Plans	X
31	Contact Information for Firm with Up to Date CAD Drawings			Will not be provided
32	Environmental Reports Available	X
33	Common Area and Reciprocal Operating and Maintenance Agreements	N/A	N/A	N/A
34	If Applicable, Flood Insurance Certifications for the Property and Other Flood Related Materials			Buyer to handle during DD
35	Zoning Report / Zoning Compliance Evidence			Buyer to handle during DD
36	Reciprocal Easement Agreement (if applicable)	X
37	Survey	X
38	Property Management Contact Information			Will not be provided
39	List of all Utilities on Site and Contact Information for Providers			Buyer to handle during DD
40	Copies of Engineering, Inspection and Structural Reports	N/A	N/A	N/A
41	Lease Abstracts	N/A	N/A	Do not have
42	Schedule of existing building violations, if any			None – aren't any that we are aware of, but double
checking
43	Roof Warranties			Already Provided
44	Property Photos			Already Provided
45	Property Inventory List (if applicable)			We have already provided what we have
46	Electrical/Water/Gas Meter numbers and locations	X
47	Site Plan showing location of water shut off valves			We have provided all of the site plans we have

39

EXHIBIT 9

ACKNOWLEDGEMENT OF RECEIPT OF PROPERTY INFORMATION

AND DUE DILIGENCE PERIOD COMMENCEMENT

By affixing its signature hereto, Seller hereby confirms that the Property Information required per the terms set forth in the Agreement of Sale has been delivered to Buyer via electronic access to Seller's Property Information as of the Effective Date, as such term is defined in the Agreement of Sale. By affixing its signature hereto, Buyer acknowledges receipt of the Property Information and acknowledges that the Due Diligence Period will expire thirty (30) days following the date Buyer signs this Acknowledgement.

Dated as of                             , 2014.

SELLER:

CENTENNIAL PLAZA 555, LLC, an Oklahoma limited liability company
By: KRCX Oklahoma Realty, LLC, its sole member

By:
Name:
Title:

AGREED AND ACKNOWLEDGED BY:

BUYER:

AMERICAN REALTY CAPITAL IV, LLC,
a Delaware limited liability company

By:
Name:
Title:

40

EXHIBIT 10

FORM OF AUDIT LETTER

[Date]

[Address of Buyer's Auditor]

We are providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the "Statement") of Centennial Plaza, Oklahoma City, Oklahoma (the "Property") for the period from _______________ to _______________.

We confirm, to our actual, current knowledge, without any duty of inquiry or investigation, the following representation made to you during your audit:

1.          The Statement referred to above was prepared in material conformity with sound accounting principles, consistently applied.

2.          We have no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

SELLER:
,
a

By:
Name:
Title:

41